Exhibit (a)(57)

JANUS INVESTMENT FUND

Certificate of Establishment and Designation of Share Class

The undersigned, being the Secretary of Janus Investment Fund, a Massachusetts business trust with transferable shares (the “Trust”), being duly authorized by vote of a Majority of the duly elected and qualified Trustees of the Trust acting pursuant to Section 3.6 and Section 4.1 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as further amended from time to time (the “Declaration”) in which the Board of Trustees approved the establishment and designation of an additional share class of Janus Henderson Asia Equity Fund, Janus Henderson Global Life Sciences Fund, and Janus Henderson Global Real Estate Fund, (collectively, the “Funds”) at a meeting duly called and convened on September 14, 2017, does hereby establish and designate Class N Shares for the Funds as noted below, such that the Funds will consist of the following classes of shares (including the share classes now existing) as listed below (each, a “Class,” and together, the “Classes”), with Class N Shares to be effective on or about January 26, 2018, or to commence operations at such time as deemed appropriate by officers of the Trust, in accordance with applicable regulation:

Series of the Trust	Share Classes
Janus Henderson Asia Equity Fund	Class A Shares Class C Shares Class D Shares Class I Shares Class N Shares Class S Shares Class T Shares

Janus Henderson Global Life Sciences Fund	Class A Shares Class C Shares Class D Shares Class I Shares Class N Shares Class S Shares Class T Shares

Janus Henderson Global Real Estate Fund	Class A Shares Class C Shares Class D Shares Class I Shares Class N Shares Class S Shares Class T Shares

The assets of the Trust shall be divided, having the relative rights and preferences as follows:

1.         The beneficial interest in the Funds shall be represented by a separate series of shares of beneficial interest, par value one cent ($.01) per share (the “Shares”), consisting of separate Classes. The Shares shall bear the name of the Fund and shall represent the beneficial interest only in the Fund. An unlimited number of Shares of such series may be issued.

2.         The Funds shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust’s then effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended (the “1940 Act”).

3.         The Shares of each Class of the Funds shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to other powers of the Trustees, all as set forth in paragraphs (a) through (m) of Section 4.2 of the Declaration. Without limitation of the foregoing sentence and as described in subsection (e) of Section 4.2 of the Declaration, each Share of such series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of such series, or such Class as the case may be, shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the Funds, all as provided in the Declaration.

4.         Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Funds may, pursuant to a Plan adopted by the Trustees pursuant to Rule 18f-3 under the 1940 Act, or such similar rule or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class, and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

5.         Subject to the provisions and limitations of Section 7.3 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment materially adversely affects the rights of the Shareholders of the Funds, or a particular Class of the respective Funds, such amendment may be adopted by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with subsection (e) of Section 4.2 of the Declaration of the holders of a majority of all the Shares of the Funds, or the particular Class of the Funds, outstanding and entitled to vote.

6.         All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration filed with the Secretary of State of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 25th day of January, 2018.

/s/ Kathryn Santoro
Kathryn Santoro, Chief Legal Counsel
Vice President and Secretary

STATE OF COLORADO                    )

                                                               )         ss.

CITY AND COUNTY OF DENVER  )

BEFORE ME, the undersigned authority, on this day personally appeared Kathryn Santoro, Secretary of Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 25th day of January, 2018.

My Commission Expires:	/s/ Kristin Mariani
Kristin Mariani, Notary Public